EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S 1 (File No. 333 214310), Forms S 3 (File No. 333 201429) and Forms S 8 (File No. 333 195255 and 333 164398) of our report dated March 9, 2017, relating to our audit of the consolidated financial statements of Cellectar Biosciences, Inc. and Subsidiary as of and for the years ended December 31, 2016 and 2015, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears in this Annual Report on Form 10 K for the years ended December 31, 2016 and 2015.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Madison, Wisconsin

March 15, 2017